Exhibit 99.3

Pro Forma Financial Statements

The following Unaudited Pro Forma Combined Balance Sheet and the Unaudited Pro Forma Combined Statement Of Operations give effect to the acquisition by the Company of Eastern Region of Web Service Company, Inc. ("Eastern Region") on January 16, 2004. The following Unaudited Pro Forma financial statements also give effect to the sale of certain Company laundry facilities assets and related contracts located in the Western United States to Web on January 16, 2004. This pro forma presentation has been prepared utilizing historical financial statements and notes thereto, certain of which are included herein as well as pro forma adjustments as described in the Notes to Unaudited Combined Pro Forma Financial Statements.

The Unaudited Pro Forma Combined Balance Sheet has been prepared assuming the acquisition and sale occurred on December 31, 2003.  The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2003 includes the operating results of the Company and Eastern Region assuming the acquisition and the sale occurred on January 1, 2003.

The Unaudited Pro Forma Combined Balance Sheet and the Unaudited Pro Forma Combined Statement Of Operations are presented for illustrative purposes only and do not purport to represent what the Company’s results of operations would have been had the acquisition of Eastern Region occurred on the dates indicated or the results which may be obtained in the future.  They are, therefore, qualified in their entirety.  They should be read in conjunction with the historical consolidated financial statements of the Company and the historical financial statements of Eastern Region.  Eastern Region’s audited financial statements are attached herewith as part of this report.

Although the Company believes it can achieve cost savings by combining certain operational, administrative, sales and marketing functions of the Eastern Region with those of the Company, none of these potential benefits which may be derived from the combination with the acquired Eastern Region business have been included in the Unaudited Pro Forma Combined Income Statement.

The acquisition has been accounted for using the purchase method of accounting. The pro forma financial statements include the preliminary allocation of the purchase price. The allocation of the purchase price resulted in no goodwill and $21 million of intangibles assets representing contract rights related to laundry facilities management contracts. The Company expects to amortize contract rights are being amortized over twenty years on the straight-line basis. The Company will determine the final purchase price allocation based on management completing its review and completion of final appraisals on Eastern Region’s assets.

Mac-Gray Corporation Unaudited Pro Forma Combined Balance Sheet December 31, 2003 (In Thousands)

	MAC-GRAY CORP. AT DECEMBER 31, 2003	WEB SERVICE COMPANY, INC., EASTERN DIVISION, AT DECEMBER 31, 2003	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED BALANCE SHEET AT DECEMBER 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$5,296	$1,274	$—		$6,570
Trade receivables, net of allowance for doubtful accounts	9,067	—	—		9,067
Inventory of finished goods and parts	4,858	353	—		5,211
Prepaid expenses, route rent, other current assets	10,466	1,526	—		11,992
Total current assets	29,687	3,153	—		32,840

Property, plant and equipment, net	76,621	14,233	(1,000	)(2)	89,854
Intangible assets, net	45,289	—	21,027	(1)	66,316
Prepaid expenses and other assets	10,408	3,700	(200	)(2)	13,908
Total Assets	$162,005	$21,086	$19,827		$202,918

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases obligations	$3,619	$—	$—		$3,619
Trade accounts payable and accrued expenses	19,816	663	730	(2)	21,209
Deferred revenue and deposits	1,005	—	—		1,005
Total current liabilities	24,440	663	730		25,833

Long-term debt and capital lease obligations	47,254	—	41,000	(1)	86,254
			(2,000	)(2)
Deferred income taxes	20,720	—	—		20,720

Other liabilities	862	—	—		862

Stockholders’ equity	59,290	20,423	(20,423	)(1)	59,290

Retained earnings	9,439	—	520	(2)	9,959
Total stockholders’ equity including preferred and common stock, additional paid in capital, treasury stock, and accumulated other comprehensive loss	68,729	20,423	(19,903)		69,249

Total liabilities and stockholders’ equity	$162,005	$21,086	$19,827		$202,918

Mac-Gray Corporation Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2003

(In Thousands except per share data)	MAC-GRAY CORP. YEAR ENDED DECEMBER 31, 2003	WEB SERVICE COMPANY, INC., EASTERN DIVISION, YEAR ENDED DECEMBER 31, 2003	PRO FORMA ADJUSTMENTS		PRO FORMA COMBINED YEAR ENDED DECEMBER 31, 2003
Revenue:
Route revenue	$107,609	$29,883	$(900	)(3)	$136,592
Sales	38,672	—	—		38,672
Other	3,375	—	—		3,375
Total revenue	149,656	29,883	(900)		178,639
Cost of revenue
Route rent, expenditures and other direct costs	73,829	22,642	(568	)(3)	95,903
Depreciation and amortization	16,723	3,774	1050	(4)	21,547
Cost of product sales	27,797	—	—		27,797
Total cost of revenue	118,349	26,416	482		145,247

Gross margin	31,307	3,467	(1,382)		33,392
Operating expenses
General, administration, sales and marketing	21,960	2,836	—		24,796
Loss on early extinguishment of debt	381	—	—		381
Income from operations	8,966	631	(1,382)		8,215

Interest expense	(2,807)	—	(1,700	)(5)	(4,507)
Other income (expenses)	981	(162)	—		819
Income before provision for income taxes	7,140	469	(3,082)		4,527
Provision for income taxes	(3,036)	—	1,294	(6)	(1,742)
Net income	$4,104	$469	$(1,788)		$2,785
Net income per common share, basic and diluted	$0.32	$0.04		$(0.14)	$(0.22)
Common stock outstanding -Basic	12,635	12,635	12,635		12,635
Common stock outstanding -Diluted	12,741	12,741	12,741		12,741

FOOTNOTES TO PROFORMA FINANCIAL STATEMENTS

(in thousands)

(1)           In connection with the acquisition of the Eastern Region assets, the Company and its bank group amended the Company’s credit facility on January 16, 2004.  This amendment provided the necessary funds and other amendments to the loan agreement to allow the Company to consummate the acquisition.  Pro forma adjustment number (1) records the incremental debt of approximately $41,000 incurred by the Company in connection with the acquisition.  Also included in adjustment number (1) is the addition to intangible assets of $21,027 representing the excess of the purchase price over the fair value of the net tangible assets acquired.  The assigned value of $21,027 is a preliminary estimate pending finalization of a valuation by an independent third party appraisal firm. The intangible assets represent contract rights which the Company anticipates will be amortized over 20 years using the straight line method.  The final component of pro forma adjustment number (1) is to eliminate the retained earnings of the Eastern Region.

(2)& (3) The Company also sold certain Company laundry facilities assets and related contracts located in the western United States to Web on January 16, 2004.  The pro forma adjustments to reflect the sale of these assets are included in adjustments numbers (2) and (3).  Pro forma adjustment number (2) eliminates the assets sold to Web, which include laundry facilities management equipment and pre paid rent payments pertaining to the contracts sold.  Also included in pro forma adjustment number (2) is the decrease in bank debt caused by the $2,000 of proceeds received.  The associated estimated gain, net of applicable taxes on the sale, is included in retained earnings.  Pro forma adjustment number (3) eliminates the estimated revenue and costs associated with this sale.  The pro forma gross margin associated with the assets sold is estimated to be $342 and net income after applying the Company’s historical income tax rate would be approximately $200.  The estimated nonrecurring gain of $520, after taxes, resulting from the sale is not included in the Pro Forma Combined Income Statements for the year ended December 31, 2003.

(4)           Pro forma adjustment number (4) represents one year of straight-line amortization associated with the addition of $21,027 of contract rights.  Pending finalization of the business appraisal process, the Company expects to amortize these assets over a 20-year life.

(5)           The acquisition was financed with a net $39,000 of variable rate debt provided by the Company’s bank group on January 16, 2004.  To help manage the interest rate risk on this incremental debt, the Company entered into an interest rate swap agreement maturing on February 17, 2007 with a notional amount of $21,600 and a fixed rate of 2.58%, plus the applicable margin in the debt.  The incremental interest expense would have been $1,700, using an interest rate of 4.3%, which is the weighted average interest rate on this incremental debt at January 16, 2004.  If interest rates fluctuate by 1/8 of 1%, the impact would have been to increase or decrease interest expense by $25.  Not included in the pro forma income statement for the year ended December 31, 2003 are nonrecurring estimated expenses of approximately $175 in connection with the January 16, 2004 amendment to the Company’s credit facility.

(6)           The net impact of the above adjustments is to decrease pro forma taxable income by $3,082.  We have calculated the tax benefit of this loss at the tax rate of 42%, the effective rate for the Company for the year ended December 31, 2003.